Exhibit 99.1

For Immediate Release

News Announcement

PEAK RESORTS DECLARES QUARTERLY CASH DIVIDEND OF $0.07 PER SHARE

Wildwood, Missouri – January 8, 2019 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, announced today that its Board of Directors has declared a quarterly cash dividend of $0.07 per outstanding share of its common stock. The cash dividend is payable on February 8, 2019 to common shareholders of record as of January 24, 2019 and represents an annualized yield of 5.9% based on the $4.75 per share closing price of the Company’s stock on January 8, 2019.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 17 ski resorts primarily located in the Northeast, Mid-Atlantic and Midwest, 16 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Baltimore, Washington D.C., Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction, and mountain biking, golf and other summer activities. To learn more, visit the Company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended April 30, 2018, as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2018. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com